Exhibit 99.1

HCI Group Reports Third Quarter and Nine-Month 2015 Results

Tampa, Fla. – November 3, 2015 – HCI Group, Inc. (NYSE:HCI) reported results today for the three and nine months ended September 30, 2015.

Third Quarter 2015 - Financial Results

Income available to common stockholders in the third quarter of 2015 totaled $7.4 million, or $0.71 diluted earnings per common share, compared with $14.1 million, or $1.23 diluted earnings per common share in the third quarter of 2014.

Gross premiums earned in the third quarter of 2015 increased 16.7% to $103.8 million from $88.9 million in the same period in 2014. The increase was primarily due to the assumption of approximately 6,000 homeowners multi-peril policies and approximately 30,000 wind-only policies from Florida’s state sponsored Citizens Property Insurance Corporation in December 2014 and 4,000 primarily homeowners multi-peril policies from Citizens in February 2015.

Premiums ceded in the third quarter of 2015 were $41.1 million, or 39.6% of gross premiums earned, compared with $27.7 million, or 31.1% of gross premiums earned during the same period in 2014. The quarter over quarter increase is primarily due to higher rates implemented by the Florida Hurricane Catastrophe Fund and an overall increase in units of reinsurance purchased for the 2015/16 reinsurance program.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the third quarter of 2015 increased 2.5% to $62.8 million from $61.3 million in the same period in 2014.

Investment related losses during the quarter ended September 30, 2015 totaled $0.8 million. In addition, the company recognized a net non-cash charge of $1.9 million due to declines in the fair value of securities owned by the company determined to be other than temporary. The losses are primarily due to material market declines and volatility that occurred during the quarter. This loss compares with $4.5 million in investment related income in the third quarter of 2014, which included $3.3 million of net realized gains from investment sales.

Losses and loss adjustment expenses during the third quarter of 2015 were $26.2 million compared with $22.0 million in the same period in 2014. We experienced significant weather-related events during the current quarter, which contributed to an increase in the volume of reported claims and losses incurred when compared to the same period in 2014. We also experienced unfavorable development during the quarter attributable to the settlement and further development of older claims.

Policy acquisition and other underwriting expenses in the third quarter of 2015 were $10.7 million compared with $10.0 million in the comparable period in 2014. The increase was primarily attributable to commissions and premium taxes related to the policies assumed in December 2014 from Citizens that have renewed and are included in 2015 premiums.

Salaries and wages during the third quarter of 2015 were $5.0 million compared with $4.4 million in the same period in 2014. The increase is primarily attributable to an increase in headcount at the Tampa headquarters.

Other operating expenses, which include a variety of general and administrative expenses, totaled $4.7 million in the third quarter of 2015 compared with $5.2 million in the third quarter of 2014. The decrease was primarily attributable to a $1.0 million decrease in stock-based compensation expense.

Third Quarter 2015 - Financial Ratios

The loss ratio applicable to the three months ended September 30, 2015 (defined as losses and loss adjustment expenses related to net premiums earned) was 41.7% compared with 35.9% in the three months ended September 30, 2014. The increase is attributable to higher reinsurance costs, which impacted net premiums earned, combined with significant weather-related events as well as unfavorable development that increased losses and loss adjustment expenses during the quarter.

The expense ratio applicable to the three months ended September 30, 2015 (defined as underwriting expenses, salaries and wages, interest and other operating expenses related to net premiums earned) was 36.9% compared with 36.2% for the three months ended September 30, 2014.

Expressed as a total of all expenses in relation to net premiums earned, the combined loss and expense ratio to net premiums earned was 78.6% in the third quarter of 2015 compared with 72.1% for the three months ended September 30, 2014.

Nine months Ended September 30, 2015 - Financial Results

Income available to common stockholders for the nine months ended September 30, 2015 totaled $54.8 million, or $4.84 diluted earnings per common share, compared with $48.1 million, or $4.07 diluted earnings per common share, for the nine months ended September 30, 2014.

Gross premiums earned for the nine months ended September 30, 2015 increased 17.2% to $321.2 million from $274.1 million in the same year-ago period.

Premiums ceded for the nine months ended September 30, 2015 were $100.3 million, or 31.2% of gross premiums earned, compared with $83.8 million, or 30.6% of the gross premiums earned, during the same period in 2014.

Net premiums earned for the nine months ended September 30, 2015 increased 16.1% to $220.9 million from $190.3 million in the same period in 2014.

Investment related income in the nine months ended September 30, 2015 was $2.1 million, which was offset by a $3.9 million non-cash charge for declines in the fair value of securities owned by the company determined to be other than temporary. This income amount compares with $8.2 million in investment related income in the nine months ended September 30, 2014, which included $4.5 million of net realized gains from investment sales.

Losses and loss adjustment expenses for the nine months ended September 30, 2015 and 2014 were $65.8 million and $58.9 million respectively.

Policy acquisition and other underwriting expenses for the nine months ended September 30, 2015 were $30.9 million compared with $28.7 million for the nine months ended September 30, 2014.

Salaries and wages during the nine months ended September 30, 2015 were $15.2 million compared with $12.6 million in the same period in 2014.

Other operating expenses totaled $14.0 million for the nine months ended September 30, 2015 compared with $15.9 million for the nine months ended September 30, 2014.

Nine months Ended September 30, 2015 - Financial Ratios

The loss ratio applicable to the nine months ended September 30, 2015 was 29.8% compared with 31.0% in the nine months ended September 30, 2014.

The expense ratio applicable to the nine months ended September 30, 2015 was 30.9% compared with 34.1% in the same period in 2014.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 60.7% in the nine months ended September 30, 2015 compared with 65.1% in the same period in 2014.

Management Commentary

“Despite the heavy rains in parts of Florida during the third quarter, our geographically diversified book of homeowners’ insurance business was again able to produce profitable results,” said Paresh Patel, HCI Group’s chairman and chief executive officer. “As we look to the remainder of 2015 and beyond, our capital position allows us to patiently seek opportunities to add shareholder value.”

Conference Call

HCI Group will hold a conference call later today (November 3, 2015) to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Richard Allen will host the call starting at 4:45 p.m. Eastern time. A question and answer session will follow management’s presentation.

Interested parties can listen to the live presentation, which can be accessed by dialing the listen-only number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.hcigroup.com.

Listen-only toll-free number: (877) 407-8033

Listen-only international number: (201) 689-8033

Conference ID: 13621747

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at (949) 574-3860.

A replay of the call will be available by telephone after 8:00 p.m. Eastern time on the same day as the call and via the Investor Information section of the HCI Group website at www.hcigroup.com through December 3, 2015.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13621747

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that growth prospects and opportunities to add value will arise or that the company will capitalize on any such prospects or opportunities that do arise. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

(813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Michael Koehler

Liolios

(949) 574-3860

hci@liolios.com

-Tables to follow-

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	At September 30, 2015	At December 31, 2014
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $129,507 and $96,163, respectively)	$127,104	97,084
Equity securities, available for sale, at fair value (cost: $54,743 and $45,387, respectively)	53,536	45,550
Limited partnership investments, at equity	22,162	2,550
Investment in joint venture, at equity	4,751	4,477
Real estate investments (inclusive of $62 and $0 of consolidated variable interest entities, respectively)	25,663	19,138

Total investments	233,216	168,799
Cash and cash equivalents (inclusive of $14 and $0 of consolidated variable interest entities, respectively)	331,542	314,416
Accrued interest and dividends receivable	1,505	1,059
Income taxes receivable	—	2,624
Premiums receivable	29,778	15,824
Prepaid reinsurance premiums	26,590	34,096
Deferred policy acquisition costs	23,532	15,014
Property and equipment, net	11,838	12,292
Deferred income taxes, net	6,421	2,499
Other assets (inclusive of $70 and $0 of consolidated variable interest entities, respectively)	38,440	35,587

Total assets	$702,862	602,210

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$57,217	48,908
Unearned premiums	235,033	214,071
Advance premiums	11,087	4,380
Assumed reinsurance balances payable	415	218
Accrued expenses	13,854	4,826
Income taxes payable	2,261	—
Long-term debt	131,647	129,539
Other liabilities	22,208	17,683

Total liabilities	473,722	419,625

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (no par value, 1,500,000 shares authorized, no shares issued and outstanding)	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value, 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock (no par value, 40,000,000 shares authorized, 10,268,270 and 10,189,128 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively)	—	—
Additional paid-in capital	24,209	20,465
Retained income	207,148	161,454
Accumulated other comprehensive (loss) income, net of taxes	(2,217)	666

Total stockholders’ equity	229,140	182,585

Total liabilities and stockholders’ equity	$702,862	602,210

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue

Gross premiums earned	$103,842	88,944	$321,174	274,053
Premiums ceded	(41,077)	(27,684)	(100,294)	(83,764)

Net premiums earned	62,765	61,260	220,880	190,289

Net investment (loss) income	(519)	1,213	2,685	3,753
Net realized investment (losses) gains	(296)	3,294	(563)	4,465
Net other-than-temporary impairment losses recognized in income:
Total other-than-temporary impairment losses	(2,482)	—	(4,465)	—
Portion of loss recognized in other comprehensive income, before taxes	596	—	596	—

Net other-than-temporary impairment losses	(1,886)	—	(3,869)	—
Policy fee income	994	931	2,477	1,826
Other	204	257	930	1,023

Total revenue	61,262	66,955	222,540	201,356

Expenses

Losses and loss adjustment expenses	26,200	21,991	65,804	58,939
Policy acquisition and other underwriting expenses	10,675	9,986	30,917	28,674
Salaries and wages	5,040	4,357	15,174	12,614
Interest expense	2,698	2,626	8,038	7,809
Other operating expenses	4,711	5,220	14,040	15,852

Total expenses	49,324	44,180	133,973	123,888

Income before income taxes	11,938	22,775	88,567	77,468

Income tax expense	4,567	8,723	33,796	29,366

Net income	$7,371	14,052	$54,771	48,102

Preferred stock dividends	—	—	—	4

Income available to common stockholders	$7,371	14,052	$54,771	48,106

Basic earnings per common share	$0.72	1.34	$5.38	4.48

Diluted earnings per common share	$0.71	1.23	$4.84	4.07

Dividends per common share	$0.30	0.28	$0.90	0.83

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